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                                                                    EXHIBIT 99.6

                             STOCK OPTION AGREEMENT

        PRO INTERMED, INC. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company's common stock, to provide the Grantee, as an added incentive pursuant to his responsibilities as the Chairman of the Advisory Committee to the Company's Board of Directors, hereby grants to Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares optioned as specified below, during the term ending at midnight (prevailing local time at the Company's principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

        1. Identifying Provisions: As used in this Option, the following terms shall have the following respective meanings:

        (A) Grantee: DAVID EPSTEIN

        (B) Date of grant: September 1, 1998

        (C) Number of shares optioned: Sixteen Thousand Seven Hundred Sixty Five (16,765), of which (i) Five Thousand (5,000) shall be deemed to be "Phase I Option Shares" and (ii) Eleven Thousand Seven Hundred Sixty Five (11,765) shall be deemed to be "Phase II Option Shares".

        (D) Option Exercise Price: For Phase I Option Shares, $0.001 per share; For Phase II Option Shares, $17.00 per share;

        This Option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code unless this sentence has been manually lined out and its deletion is followed by the signature of the corporate officer who signed this Option on behalf of the
Company:

        This Option is granted pursuant to the Nonqualified Stock Option Plan adopted by the Company's Board of Directors on _______________, 1998, at a meeting duly called and validly held pursuant to the Company's By Laws, and ratified by the shareholders on ___________, 1998 at a meeting duly called and validly held pursuant to the Company's By Laws. In the event that there is any conflict between the Plan and this Agreement, the terms of this Agreement shall control the rights and obligations of the parties hereto.

        2. Vesting of Option; Conditions Precedent; Reduction of Option Shares.

        (A) Phase I Option Shares: The Option with respect to the Phase I Option Shares shall vest on June 30, 1999 subject to the condition precedent (the "Phase I Condition Precedent") that by June 30, 1999 the Company has attained, for each month commencing and including September 1998 and ending and including June 1999 (the "Base Period"), Monthly Gross Operating Revenues ("MGOR"), (as


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            hereinafter defined) of $400,000; provided, however, that if, during the Base Period MGOR for each month have not been $400,000 (or more), but during said Base Period the sum of all MGOR for all ten
            (10) months have been $3.2 Million (or more), then the number of Phase I Option Shares shall be decreased, pro-rata.

            By way of example, if the total of all MGOR for the entire Base Period are $3.2 Million, then the number of Phase I Option Shares shall be 80% of 5,000, or 4,000 shares; if the total of all MGOR for the entire Base Period are $3.65 Million, then the number of shares subject to this Option shall be 91.25% of 5,000, or 4,562.50, shares.

            For purposes of this Agreement, the term "Monthly Gross Operating Revenues" or "MGOR", shall mean the adjusted revenues of the Company, determined on the accrual basis of accounting.

        (B) Phase II Option Shares: The Option with respect to the Phase II Option Shares shall vest (i) only after the Option with respect to the Phase I Option Shares have vested (including any vesting of a reduced number of such Phase II Option Shares, as described in subsection (A), above), and (ii)(a) with respect to one-half of the Phase II Option Shares (5,882.50 shares), on July 1, 2000 (22 months from the date of grant hereof), and (b) with respect to the remaining Phase II Option Shares (5,882.50 shares), on July 1, 2001 (34 months from the date of grant hereof).

        (C) Termination of Option Rights; Compensation. Notwithstanding anything herein to the contrary (including, but not limited to this Section 2, Section 4, Section 7 or 8 herein):

               (1) In the event that, prior to February 28, 1999, either (a) the Company, by requisite vote of its shareholders, as required pursuant to its Bylaws, elects to liquidate or (b) a majority of the shareholders of the company elect to sell the Company, or there is a "Change In Ownership" (as defined hereinbelow), then Grantee shall have no right, whatsoever, to exercise any of the Options hereinabove granted provided, however that;

                (x) in the event of a sale of the Company, or a Change In Ownership, if Grantee makes a material contribution of his time and expertise to assist in such sale, then (i) Grantee shall receive a commission pursuant to the Wallingford Schedule Rate, which is incorporated herein by reference as though set forth below; (ii) Grantee shall have no right to the Bonus described in Section 3, below; and
        (iii) all of the rights and obligations of Grantee and Grantee under the "Advisory Committee Appointment, Scope of Services and Expense Reimbursement Agreement and Loan Agreement" (the "Advisory Services and Loan Agreement") entered into of even date herewith shall cease, as of the date of such sale, and Grantee shall have no obligation to repay the loan to Company, which loan is described in the Advisory Services and Loan Agreement;

                (y) in the event of a liquidation of the Company, then (i) Grantee shall receive a


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        Bonus, described in Section 3, below, computed and paid as of the date of liquidation and (ii) all of the rights and obligations of Grantee and Grantor under the "Advisory Services and Loan Agreement" entered into of even date herewith shall cease, as of the date of such sale, and Grantee shall have no obligation to repay the loan to Company, which loan is described in the Advisory Services and Loan Agreement.

                (2) In the event that, at any time after February 28, 1999 and prior to July 1, 1999, either (a) the Company, by requisite vote of its shareholders, as required pursuant to its Bylaws, elects to liquidate or (b) a majority of the shareholders of the Company elect to sell the Company, or (c) there is a Change In Ownership, and during the period from September 1, 1998 to and including the date of consummation of such sale or liquidation or June 30, 1999 (whichever shall first occur), the MGOR of the Company have been at least $400,000.00 for each calendar month (pro-rated in the event that the date of consummation of such sale or liquidation occurs on other than the end of a calendar month), then Grantee hereunder shall have the rights described in Section, below, as if the Options granted herein had vested.

        For purposes of this Agreement, the term "Change In Ownership" shall mean any transfer of voting stock which results in the Harrar family owning and controlling less than 51% of the voting stock of the Company.

        3. Other Issues Related to Vesting of Options.

        (A) Bonus in the Event of Failure to Meet Phase I Condition Precedent. In the event that the Phase I Condition Precedent is not met, or is waived by Company (which waiver shall be at its sole and absolute discretion, it being expressly understood that Company shall have no obligation to waive the satisfaction of the Phase I Condition Precedent, under any circumstances whatsoever), then Grantee shall have the right to receive a bonus (the "Bonus"), in cash, equal to the Bonus Schedule, as set forth below. Bonus payments shall be made payments in cash, as follows: With respect to receipts, by the Company, of MGOR which is subject to the Bonus pursuant to the Bonus Schedule, for any such MGOR received by the Company on or before June 30, 1999, the Bonus shall be paid on or before July 31, 1999; with respect to all subsequent MGOR received by the Company which is subject to the Bonus pursuant to the Bonus Schedule, from and including July 1, 1999 and to and including June 30, 2001, the Company shall pay to Grantee the amounts due as a Bonus on the last day of the month following the month of receipt of any MGOR for which Grantee is entitled to a Bonus.

                    For purposes of this Agreement, the Bonus Schedule is the
            following: (i) with respect to clients whose first introduction to the Company is made by Grantee, 2.5% of all MGOR received by the Company; (ii) with respect to revenues from business with Unihealth Hospitals and/or the UCLA Hospital System, 2.5%of all MGOR received by the Company, subject to the condition precedent that the Company's appointment of Grantee as Chairman of the Advisory Committee, pursuant to the Advisory Services and Loan Agreement,

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            shall not have been terminated ((i) by Grantee, or (ii) by Grantor under a "for cause" termination, as such term is defined in the Advisory Services and Loan Agreement which is incorporated herein by reference), prior to March 1, 1999; and (iii) with respect to MGOR from any business or person which is not, as of the date of this Agreement, a client of the Company, 2.5% of all MGOR received by the Company, subject to reduction, on a dollar-for-dollar basis, by the amount of any commissions or finders' fees paid to any other person not an employee or officer of the Company to the extent that such other commission is in excess of 2.5%, so that the Company will be paying not more than 5% bonus, commission and/or finders' fees, in the aggregate, and so that the Company will pay, first, such other person's commission and/or finders' fees, and Grantee hereunder will receive any remaining percentage (if any), up to a total obligation, on the part of Company, of 5%.

        (B) No Termination of Advisory Committee Appointment. The failure to meet the Phase I Condition Precedent shall not operate to terminate any rights or obligations of either party under the Advisory Services and Loan Agreement being entered into concurrently herewith by Grantee and the Company.

        4. Time and Manner of Exercise.

        (A)    Time of Exercise

               (i) Phase I Option Shares: The Option with respect to the Phase I Option Shares is not exercisable, in whole or in part, until the Option for the Phase I Option Shares has vested; provided, however, that the right to exercise the Phase I Option Shares, in whole or in part, shall expire at midnight on August 31, 2003. After August 31, 2003, the Option with respect to the Phase I Option Shares shall expire and the rights of Grantee hereunder to exercise the Option with respect to the Phase I Option Shares which remain, at that time, subject to said Option shall lapse.

               (ii) Phase II Shares: The Option with respect to the Phase II Option Shares is not exercisable, in whole or in part, until the Option for the Phase II Option Shares has vested; provided, however, that the right to exercise the Phase II Option Shares, in whole or in part, shall expire on August 31, 2003. After August 31, 2003, the Option with respect to the Phase II Option Shares shall expire and the right of Grantee hereunder to exercise the Option with respect to the Phase II Option Shares which remain, at that time, subject to said Option shall lapse.

        (B) Manner of Exercise. Grantee shall exercise this Option, with respect to the any Option Shares, by giving written notice to Company of his election to exercise said Option, in whole or in part, (and identifying whether the Option is being exercised as to the Phase I Option Shares, and the number of such Shares, and/or the Phase II Option Share, and the number of such Shares), and such notice shall

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               be accompanied by a cashier's or certified check in the amount of the Option Price multiplied by the number of Option Shares being purchased pursuant to said exercise. Promptly upon receipt of such notice and payment, the Company shall deliver to Grantee a stock certificate representing the number of shares purchased in accordance with the foregoing, duly registered in the name of Grantee.

        (C) Subject to "Tag Along/Drag Along" Provisions of Shareholders' Agreement Prior to Complete Exercise. Notwithstanding anything to the contrary, if (i) the other owners of stock in the Company enter into one or more agreements to sell all, or any part of, their stock to a third-party buyer, and (ii) at that time, Grantee has already exercised this Option with respect to any or all of the Phase I or Phase II Option Shares, Grantee, and by such ownership of stock in the Company shall be subject to the provisions of Section ____ of the Shareholders' Agreement referred to in Section 11, below, (the "Tag Along/Drag Along Provisions"), then:

               (i) Tag Along. Upon thirty (30) days written notice from the other owners of the Company stating that (a) they have entered into an agreement to sell all, or a part of their stock to a third-party buyer, which notice shall state the percentage of their stock that they have agreed to sell (the "Selling Percentage"), and (b) that they give to Grantee to right to "tag along" by selling the same Selling Percentage of Shares (the "Tag Along Shares") to the third-party buyer, Grantee shall have the right to exercise his Option rights so that he has exercised and owns, in the aggregate, the Tag Along Shares, and Grantee shall give the other owners, within fifteen (15) days after receiving the "Tag Along Notice", his written notice of his election to either (x) decline from participating in the sale of the Tag Along Shares or (y) accept the right to participate in the sale of the Tag Along Shares. If Grantee accepts the right to participate, and does not at that time own any or all of the Tag Along Shares, then unless Grantee exercises the Option, in the manner described in subsection (C), above, and at the same time as he accepts the right to participate, so that he owns the Tag Along Shares, Grantee shall be deemed to have exercised the Option to purchase Option Shares, first with respect to the Phase I Option Shares and thereafter with respect to the Phase II Option Shares, in number so that he owns, in the aggregate, the Tag Along Shares and shall thereafter make payment therefor, and Grantee shall be bound to sell the Tag Along Shares in the manner described in the Shareholders' Agreement.

               (ii) Drag Along. Upon thirty (30) days written notice from the other owners of the Company stating (a) that they have entered into an agreement to sell all, or a part of their stock to a third-party buyer, which notice shall state the percentage of their stock that they have agreed to sell (the "Selling Percentage"), and (b) that they require Grantee to exercise his Option rights so that he has exercised and owns, in the aggregate, the same Selling Percentage of all shares subject to the Phase I and Phase II Options (the "Drag Along Shares"), then Grantee shall exercise the Option, as to either the Phase I or Phase II shares, as he shall elect, so as to, after such exercise, and payment therefor, own, in the aggregate, the Selling Percentage

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               number of shares, and Grantee shall pay for them in the time and manner referred to in subsection (C), above and shall thereafter be bound to sell the Drag Along Shares in the manner described in the Shareholders Agreement.

        5. Rights Personal to Grantee; Effect of Death of Grantee Prior to Complete Exercise. This grant of Option is, except as specifically provided for hereinbelow, exercisable only by Grantee during his lifetime. If Grantee should die during the term of this Option, the Grantee's legal representative or representatives, or the person or persons entitled to do so under the Grantee's last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise Option in accordance with subsection (i), above, and such right shall expire and this Option shall terminate one (1) year after the date of the Grantee's death or on the expiration date of this Option, whichever date is sooner. In all other respects, this Option shall terminate upon such death.

        6. Non-Transferable: Except as provided for in Section 5, above, this Option may not be sold, transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee's life-time only by the Grantee or his guardian or legal representative.

        7. Adjustments and Corporate Reorganizations: Subject to the provisions of the Company's Stock Option Plan under which this Option is granted, if the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Company's board of directors whose determinations as to what adjustment shall be made, and the extent thereof, shall be final, binding and conclusive.

        Upon (i) the dissolution or liquidation of the Company, or (ii) a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are changed into or exchanged for cash or property or securities not of the Company's issue, or any combination thereof, or (iii) a sale or substantially all the property of the Company to another corporation or person, or a Change In Ownership, then this Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of options theretofore granted under the Stock Option Plan under which this Option was granted, or the substitution for such options of any options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event this Option shall continue in the manner and under the terms so provided. If this Option shall terminate pursuant to the foregoing

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sentence, then the Option shall be deemed to have vested, and Grantee shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this Section entitled "Adjustments and Corporate Reorganization," not yet be exercisable.

        8. Changes in Control: Notwithstanding any other provisions hereof, this Option shall accelerate so that the Grantee shall have the right, at all times until the expiration or earlier termination of the Option, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this Section entitled "Changes in Control," not yet be exercisable, within twenty-four (24) months after a Change in Control that occurs while there remain unexercised any portion of this Option. For purposes of this paragraph a "Change in Control" means any of the following events if they occur after the date of grant of this Option and after the class of stock then subject to this Option becomes Publicly Traded: the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13D-G thereunder) forty percent (40%) or more of the class of securities then subject to this Option is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), or the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of the Company's business of assets or earning power constituting more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any such person or group of persons; and (b) "Publicly Traded" stock is a class which is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bind and offer quotations are reported in the automated quotation system ("NASDAQ") operated by the National Association of Securities Dealers, Inc.

        9. Rights in Shares Before Issuance and Delivery: No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

        10. Requirements of Law and of Stock Exchanges: Grantee hereunder represents and warrants that he is a resident of the State of California. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to share purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with view to or for sale in connection with any distribution.

        No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered prior to the admission of such shares to listing on notice of issuance on any stock exchange on which shares of that class are then listed, nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing

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the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

        11. Restricted Stock Provisions: Shares of stock issued on exercise of this Option shall upon issuance be subject to the terms and conditions set forth in that certain "Shareholders Agreement" attached hereto as Exhibit "A-1" and incorporated herein by reference. Any certificates evidencing shares of restricted stock may contain such legends as the Company may deem necessary or advisable to reflect and give effect to the restrictions imposed thereon hereunder.

        12. Notices: Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the company. Any such notice shall be deemed duly given no later than two business days after sending, when sent (i) first class mail, postage prepaid and deposited in a post office, or branch post office, regularly maintained by the United States Postal Service, or (ii) by reputable overnight courier, delivery charges prepaid.

        13. Laws Applicable to Construction: This Agreement has been executed and delivered by the Company in the State of California, and this Agreement shall be construed and enforced in accordance with the laws of said State.

                        ((NO FURTHER TEXT ON THIS PAGE))


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        IN WITNESS WHEREOF, the Company has granted this Option on the date of grant specified above.

PRO INTERMED, INC., a California corporation

        By: /s/ Mike Harrar
----------------------------------
            Mike Harrar, President

ACCEPTED:

/s/ D.A. Epstein                            Address: 2528 Ouan Ft.
----------------------------------                   Del Mar CA
DAVID EPSTEIN, Grantee                      FAX:     619/755-5017